Exhibit 99.1

Tesoro Logistics LP Reports Third Quarter 2013 Results

SAN ANTONIO - November 8, 2013 - Tesoro Logistics LP (NYSE: TLLP) (“TLLP” or the “Partnership”) today reported third quarter 2013 net income of $21.1 million, or $0.37 per diluted common limited partner unit. Included in net income is approximately $4.9 million of remediation and crude oil volume loss charges associated with the High Plains Pipeline crude oil release that was reported on September 29, 2013.

Distributable cash flow for the third quarter was $33.9 million, excluding costs of $1.9 million incurred as a result of the Northwest Products Pipeline inspection and maintenance program. On October 24 2013, the Partnership announced its quarterly cash distribution of $29.4 million, or $0.545 per limited partnership unit, or $2.18 on an annualized basis. This distribution represents a 7 percent increase over the quarterly distribution of $0.51 per unit ($2.04 per unit on an annualized basis) paid in August 2013 and a 20 percent increase over the third quarter 2012 distribution paid in November 2012.

North Dakota Crude Oil Pipeline Release

On September 29, 2013, the Partnership reported that a segment of the High Plains Pipeline experienced a crude oil release. “This event is unacceptable to us and we deeply regret the impact on the landowner,” said Greg Goff, TLLP’s Chairman and Chief Executive Officer. “Our focus has remained on cleanup of the affected area and identifying the root cause so that the Partnership can learn from this incident and take all necessary measures to ensure this type of event does not occur again.”

Follow-up integrity inspection results confirmed no additional leaks were discovered and the Partnership took proactive measures to ensure the fitness of the pipeline before returning it to service on November 1, 2013.

Third Quarter 2013 Highlights

Revenues for the third quarter totaled $93.8 million which were up $33.9 million from the prior quarter. The increase in revenue was primarily driven by a full quarter’s contribution from the first tranche of Carson logistics assets and the Northwest Products System acquired late in the second quarter 2013.

Operating and maintenance expenses for the third quarter were $39.8 million, up $18.2 million from the second quarter due primarily to the full quarter’s contribution of the acquired assets. General and administrative expenses for the third quarter include $1.0 million of transaction and debt exchange costs.

Third quarter EBITDA of $46.4 million includes Northwest Products Pipeline inspection and maintenance program costs of $1.9 million, transaction and debt exchange costs of $1.0 million and $4.9 million of charges related to the High Plains Pipeline crude oil release. Adjusted EBITDA of $48.3 million excludes Northwest Products Pipeline inspection and repair costs of $1.9 million as those expenses will be covered with cash retained from the purchase price reduction of those assets.

On August 1, 2013, TLLP issued $550 million 6.125% Senior Notes due 2021. Proceeds from the offering were used to repay the amounts outstanding under the Partnership’s revolving credit facility primarily related to the acquisition of the first tranche of logistics assets from Tesoro Corporation’s (“Tesoro”) Southern California refining, marketing and logistics business.

Remaining Carson Logistics Assets Acquisition

Tesoro recently reaffirmed its intention to offer additional Carson logistics assets, consisting of pipelines, a products terminal, a coke handling and storage facility and marine terminal and storage facilities, to TLLP. The Partnership expects to negotiate a corresponding throughput and minimum volume commitment agreement. Based on additional due diligence, subsequent to Tesoro’s purchase of the BP Southern California integrated refining, marketing, and logistics system, the value of those assets is now expected to be in the range of $600 million to $700 million.

Twitter Announcement
TLLP intends to utilize Twitter, in conjunction with other Regulation FD-compliant disclosure vehicles, such as press releases, 8-Ks and its investor relations web site, as part of a broader investor and stakeholder communication strategy. The new Twitter page can be found at http://twitter.com/TesoroLogistics.

Public Invited to Listen to Analyst Conference Call
At 7:30 a.m. CST on November 11, 2013, TLLP will broadcast, live, its conference call with analysts regarding third quarter 2013 and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tesorologistics.com.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, concerning the expectation that proactive measures taken will prevent a pipeline spill from occurring in the future; the total costs of remediation from the crude oil spill have been included in third quarter results; and the acquisition of additional Carson logistics assets from Tesoro; the negotiation of related commitment agreements and estimated value of the assets. For more information concerning factors that could affect these statements see our annual report on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Chris Castro, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

Results of Operations (Unaudited)

Factors Affecting Comparability

The financial information contained herein of Tesoro Logistics LP (“TLLP” or the “Partnership”) for the three and nine months ended September 30, 2012 has been retrospectively adjusted to include the historical results of the Martinez crude oil marine terminal assets (collectively, the “Martinez Crude Oil Marine Terminal”), the Long Beach marine terminal assets and related short-haul pipelines, including the Los Angeles short-haul pipelines (collectively, the “Long Beach Assets”) and the Anacortes rail car unloading facility assets (collectively, the “Anacortes Rail Facility”) prior to their acquisitions. We refer to the historical results of the Martinez Crude Oil Marine Terminal, the Long Beach Assets and the Anacortes Rail Facility prior to the acquisition dates collectively as our “Predecessors.” The financial information has not been adjusted to include the historical results of the six marketing and storage terminals located in Southern California and certain assets and properties related thereto (the “Carson Terminal Assets”) since they were not operated by Tesoro prior to the acquisition of the Carson Terminal Assets by TLLP on June 1, 2013. The results of these acquisitions are included in the Terminalling, Transportation and Storage segment.

Our Predecessors generally recognized only the costs and did not record revenue for transactions with Tesoro in the Terminalling, Transportation and Storage segment prior to the acquisitions. Accordingly, the revenues in our Predecessors’ historical combined financial statements relate only to amounts received from third parties for these services. Affiliate revenues have been recorded for all of our assets in the Terminalling, Transportation and Storage segment subsequent to the commencement of the commercial agreements with Tesoro upon completion of the acquisitions from Tesoro.  As a result, the information included in the following tables is not comparable on a year-over-year basis.

TESORO LOGISTICS LP
RESULTS OF OPERATIONS
(Unaudited)
(In thousands, except units and per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUES		(includes Predecessors)		(includes Predecessors)
Crude Oil Gathering	$23,876	$20,847	$66,512	$51,022
Terminalling, Transportation and Storage (a)	69,901	23,106	138,762	58,079
Total Revenues	93,777	43,953	205,274	109,101
COSTS AND EXPENSES
Operating and maintenance expenses	39,845	17,897	78,569	44,992
Depreciation and amortization expenses	13,028	3,433	23,447	9,123
General and administrative expenses (a) (b)	7,554	4,251	20,211	11,558
Loss on asset disposals	13	21	177	257
Total Costs and Expenses	60,440	25,602	122,404	65,930
OPERATING INCOME	33,337	18,351	82,870	43,171
Interest and financing costs, net (c)	(12,284)	(1,810)	(24,459)	(3,360)
Interest income	—	—	493	—
NET INCOME	21,053	16,541	58,904	39,811
Loss (income) attributable to Predecessors	—	(963)	—	408
Net income attributable to partners	21,053	15,578	58,904	40,219
General partner’s interest in net income, including incentive distribution rights	(3,563)	(842)	(7,077)	(1,436)
Limited partners’ interest in net income	$17,490	$14,736	$51,827	$38,783

Net income per limited partner unit (d):
Common - basic and diluted	$0.37	$0.55	$1.14	$1.34
Common - diluted	$0.37	$0.54	$1.14	$1.33
Subordinated - basic and diluted	$0.37	$0.41	$1.10	$1.19

Weighted average limited partner units outstanding:
Common units - basic	31,722,523	15,553,113	30,456,062	15,424,700
Common units - diluted	31,828,764	15,663,537	30,549,230	15,513,252
Subordinated units - basic and diluted	15,254,890	15,254,890	15,254,890	15,254,890

Cash distributions per unit	$0.5450	$0.4550	$1.5450	$1.2425

TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Reconciliation of EBITDA and Distributable Cash Flow to Net Income:		(includes Predecessors)		(includes Predecessors)
Net income	$21,053	$16,541	$58,904	$39,811
Depreciation and amortization expenses	13,028	3,433	23,447	9,123
Interest and financing costs, net	12,284	1,810	24,459	3,360
Interest income	—	—	(493)	—
EBITDA (e)	$46,365	$21,784	$106,317	$52,294
Inspection and maintenance costs associated with the Northwest Products System	1,901	—	1,901	—
Adjusted EBITDA (e)	$48,266	$21,784	$108,218	$52,294
Maintenance capital expenditures (f)	(3,260)	(4,171)	(9,402)	(6,925)
Interest and financing costs, net	(12,284)	(1,810)	(24,459)	(3,360)
Reimbursement for maintenance capital expenditures (f)	767	2,396	4,354	2,928
Non-cash unit-based compensation expense	490	151	1,408	863
Loss on asset disposals	13	21	177	257
Change in deferred revenue related to shortfall payments	(278)	(88)	206	179
Change in other deferred revenue	147	—	792	—
Interest income	—	—	493	—
Other reimbursements	—	703	—	703
Distributable Cash Flow (e) (g)	$33,861	$18,986	$81,787	$46,939

Reconciliation of EBITDA to Net Cash from Operating Activities:
Net cash from operating activities	$37,396	$21,810	$82,641	$53,671
Changes in assets and liabilities	(2,226)	(1,384)	2,719	(2,953)
Amortization of debt issuance costs	(586)	(280)	(1,408)	(664)
Unit-based compensation expense	(490)	(151)	(1,424)	(863)
Loss on asset disposals	(13)	(21)	(177)	(257)
Interest income	—	—	(493)	—
Interest and financing costs, net	12,284	1,810	24,459	3,360
EBITDA (e)	$46,365	$21,784	$106,317	$52,294

TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In thousands, except barrel and per barrel amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
OPERATING SEGMENTS		(includes Predecessors)		(includes Predecessors)
CRUDE OIL GATHERING
Pipeline:
Pipeline revenues	$10,683	$9,193	$29,172	$23,822
Pipeline throughput (barrels per day (“bpd”)) (h) (i)	90,995	69,147	84,663	62,973
Average pipeline revenue per barrel (j)	$1.28	$1.45	$1.26	$1.38
Trucking:
Trucking revenues	$13,193	$11,654	$37,340	$27,200
Trucking volume (bpd) (i)	47,414	42,821	44,930	34,543
Average trucking revenue per barrel (j)	$3.02	$2.96	$3.04	$2.87
Total Revenues	23,876	20,847	66,512	51,022
Costs and Expenses:
Operating and maintenance expenses (k)	17,299	12,029	39,730	27,711
Depreciation and amortization expenses	1,026	916	3,061	2,482
General and administrative expenses	866	1,046	2,321	2,364
Total Costs and Expenses	19,191	13,991	45,112	32,557
CRUDE OIL GATHERING SEGMENT OPERATING INCOME	$4,685	$6,856	$21,400	$18,465

TERMINALLING, TRANSPORTATION AND STORAGE
Terminalling:
Terminalling revenues	$51,323	$19,887	$110,745	$48,804
Terminalling throughput (bpd) (i)	606,977	378,909	478,305	331,260
Average terminalling revenue per barrel (j)	$0.92	$0.57	$0.85	$0.54
Pipeline transportation:
Pipeline transportation revenues	$11,578	$1,838	$16,419	$5,216
Pipeline transportation throughput (bpd) (i)	173,111	90,286	116,686	92,124
Average pipeline transportation revenue per barrel (j)	$0.73	$0.22	$0.52	$0.21
Storage:
Storage revenues	$7,000	$1,381	$11,598	$4,059
Storage capacity reserved (shell capacity barrels) (i)	2,777,000	878,000	1,729,000	878,000
Storage revenue per barrel on shell capacity (per month) (j)	$0.84	$0.52	$0.75	$0.51
Total Revenues (a)	69,901	23,106	138,762	58,079
Costs and Expenses:
Operating and maintenance expenses	22,546	5,868	38,839	17,281
Depreciation and amortization expenses	12,002	2,517	20,386	6,641
General and administrative expenses (a)	3,090	1,119	5,871	2,484
Loss on asset disposals	13	21	177	257
Total Costs and Expenses	37,651	9,525	65,273	26,663
TERMINALLING, TRANSPORTATION AND STORAGE SEGMENT OPERATING INCOME	$32,250	$13,581	$73,489	$31,416

TESORO LOGISTICS LP
SELECTED FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Capital Expenditures		(includes Predecessors)		(includes Predecessors)
Expansion	$18,082	$21,566	$44,419	$68,373
Maintenance (f)	3,260	4,171	9,402	6,925
Total Capital Expenditures	$21,342	$25,737	$53,821	$75,298

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
General and Administrative Expenses (a)		(includes Predecessors)		(includes Predecessors)
Crude Oil Gathering	$866	$1,046	$2,321	$2,364
Terminalling, Transportation and Storage	3,090	1,119	5,871	2,484
Unallocated (b)	3,598	2,086	12,019	6,710
Total General and Administrative Expenses	$7,554	$4,251	$20,211	$11,558

TESORO LOGISTICS LP
BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30, 2013	December 31, 2012
Cash and cash equivalents	$65,081	$19,290
Total Assets	1,205,652	363,178
Debt, less current maturities	908,489	353,922
Total Equity (Deficit)	228,351	(18,123)
Working Capital	46,746	11,091

TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited)
(In millions)

Tesoro Logistics LP Three Months Ended June 30, 2013
Reconciliation of Adjusted EBITDA to Net Income:
Net income	$19.2
Depreciation and amortization expenses	6.3
Interest and financing costs, net	6.6
Interest income	(0.5)
EBITDA (e)	$31.6
Inspection and maintenance costs associated with the Northwest Products System	—
Adjusted EBITDA (e)	$31.6

	Three Months Ended September 30, 2013
	Northwest Products System Assets	Carson Terminal Assets
Reconciliation of EBITDA to Net Income:
Net income	$1.9	$8.8
Depreciation and amortization expenses	3.6	4.5
EBITDA (e)	$5.5	$13.3

_____________

(a)
See discussion of the factors affecting comparability noted on page 3. The Partnership's results of operations may not be comparable to the Predecessors' historical results of operations for the reasons described below:

•    Revenues - There are differences in the way our Predecessors recorded revenues and the way the Partnership records revenues after completion of the acquisitions of the Martinez Crude Oil Marine Terminal, the Long Beach Assets and the Anacortes Rail Facility as discussed under "Factors Affecting Comparability."
•General and Administrative Expenses - Our Predecessor’s general and administrative expenses include direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services, such as treasury, accounting and legal services. These expenses were charged, or allocated, to our Predecessors based on the nature of the expenses.

(b)
General and administrative expenses include transaction costs related to acquisitions, including costs to integrate the businesses, of $0.7 million in both the three months ended September 30, 2013 and 2012 and $4.7 million and $1.6 million in the nine months ended September 30, 2013 and 2012, respectively.

(c)
Net interest and financing costs are higher in the three and nine months ended September 30, 2013 as a result of the senior notes issued in September 2012, the senior notes issued in August 2013, the exchange offering completed in September 2013 and borrowings on the revolving credit facility to fund the acquisition of the Carson Terminal Assets.

(d)
We base our calculation of net income per unit, including the allocation of distributions greater than earnings, on the weighted-average number of common and subordinated limited partner units outstanding during the period. Therefore, as a result of the January Offering and units issued to Tesoro in the Carson Terminal Assets Acquisition, net income per common and subordinated limited partner units will not agree for the nine months ended September 30, 2013

(e)
We define earnings before interest, income taxes, depreciation and amortization expenses (“EBITDA”) as net income before depreciation and amortization expenses, net interest and financing costs and interest income. We define adjusted EBITDA as EBITDA plus costs incurred for the inspection and maintenance program associated with the Northwest Products System. We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and net interest and financing costs, plus reimbursement by Tesoro for certain maintenance capital expenditures and other reimbursements by Tesoro, non-cash unit-based compensation expense, loss on asset disposals, the change in deferred revenue, and interest income. EBITDA, adjusted EBITDA and distributable cash flow are not measures prescribed by U.S. GAAP (“non-GAAP”) but are supplemental financial measures that are used by management and may be used by external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects, and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA and adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA and adjusted EBITDA are net income and net cash from operating activities. EBITDA and adjusted EBITDA have important limitations as analytical tools, because they exclude some, but not all, items that affect net income and net cash from operating activities.
We believe that the presentation of distributable cash flow will provide useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating. The U.S. GAAP measure most directly comparable to distributable cash flow is net income.
These non-GAAP financial metrics should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Our definitions of these non-GAAP financial metrics may not be comparable to similarly titled measures of other companies, because they may be defined differently by other companies in our industry, thereby limiting their utility.

(f)	Maintenance capital expenditures include expenditures required to maintain equipment, ensure the reliability, integrity and safety of our tankage and pipelines and address environmental regulations.

(g)	Certain prior year balances in the distributable cash flow calculation have been aggregated or disaggregated in order to conform to current year presentation.
(h)    Also includes barrels that were gathered and then delivered into our High Plains Pipeline by truck.

(i)
Pipeline throughput volumes were higher in the three and nine months ended September 30, 2013 primarily as a result of increased demand driven by the High Plains pipeline reversal and shipments to new destinations. Trucking throughput volumes were higher in the three and nine months ended September 30, 2013 as a result of growth of our trucking operations in support of Tesoro's strategy to move Bakken crude oil to its North Dakota refinery and alternate locations. Terminalling and pipeline transportation throughput volumes were higher in the three and nine months ended September 30, 2013 primarily as a result of additional volumes from the recent acquisition of the Carson Terminal Assets from Tesoro and the acquisition of the Northwest Products System from Chevron. Average monthly reserved storage capacity increased in the three and nine months ended September 30, 2013 as a result of the new commercial agreement with Tesoro that went into effect at the time of the recent acquisition of the Carson Terminal Assets from Tesoro.

(j)
Management uses average revenue per barrel and storage revenue per barrel on shell capacity to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by the number of days in the period divided by throughput (bpd). We calculate storage revenue per barrel on shell capacity as revenue divided by number of months in the period divided by shell capacity barrels. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(k)
Operating and maintenance expenses for the Crude Oil Gathering segment in the three and nine months ended September 30, 2013 include imbalance settlement losses and environmental expenses associated with the crude oil pipeline release in North Dakota.